EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP

    We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 6, 2003, appearing and incorporated by reference in the 2002 Annual Report on Form 10-K of Kimberly-Clark Corporation for the year ended December 31, 2002 and of our reports dated June 14, 2002, appearing and incorporated by reference in the 2001 Annual Report on Form 11-K of the Kimberly-Clark Corporation Hourly Employees Incentive Investment Plan, Kimberly-Clark Salaried Employees Incentive Investment Plan, Kimberly-Clark Corporation Retirement Contribution Plan and Kimberly-Clark Corporation Defined Contribution Plans Trust for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Dallas, Texas
March 28, 2003